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                                                                   EXHIBIT 10.26

REVISED                                                           April 1, 2003

Mr. Ian J. Watkins
19 Church Close
Ashington
West Sussex
RH20 3DL
England

Dear Mr. Watkins:

         I am very pleased to offer you a position at Andrx ("Andrx"), upon the following terms:

(1)      Position:                  Senior Vice President, Human Resources

(2)      Reporting to:              Richard J. Lane, Chief Executive Officer

(3)      Salary:                    $310,000 annually

(4)      Stock Options:             Non-qualified stock options to purchase
                                    30,000 shares of Andrx's common stock.
                                    Although the actual stock option grant,
                                    vesting schedule, and exercise price of
                                    these options will be determined by the
                                    Andrx Board at their next meeting, we
                                    anticipate that these options will vest
                                    annually over a four year period of time.
                                    Additional options will likely be granted.
                                    Your target grant will be 30,000 shares
                                    annually.

(5)      Restricted Stock:          In accordance with our Restricted Stock
                                    Program, we will recommend to the Andrx
                                    Board that you be granted 10,000 shares of Andrx's common stock. Although the actual grant of restricted shares must be approved by the Board, it is anticipated that the shares will vest annually over a five year period.

(6)      Target Bonus:              You will be eligible for a target bonus of
                                    45% with a potential maximum of 67 1/2% of salary. As this bonus program has only just been implemented at Andrx, achievement of this bonus in 2003 will be dependent on 2003
                                    Andrx revenues and pretax earnings. In 2004, we plan to base bonuses on a mixture of Company and individual performance metrics.

(7)      Car Allowance:             Andrx will pay you a car allowance of $600
                                    per month.

(8)      Termination:               In the event that your employment is
                                    terminated by Andrx at any time prior to December 31, 2004, without "cause," you shall be entitled to (i) at least one year's compensation at your then current annual salary together with the prior year's bonus
                                    (or the Target Bonus if termination occurred during your first year of employment) and
                                    (ii) the immediate vesting of that portion of the foregoing Andrx stock options and restricted stock awards that would have vested in the next 12 months.


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Mr. Ian J. Watkins
March 12, 2003
Page 2


                                    During the one year period after a "change of control," in the event that your employment is terminated by Andrx or any successor entity without "cause" or you voluntarily terminate your employment for "good reason," you shall be entitled to (i) at least three year's compensation at your then current annual salary together with three times the prior year's bonus (or the Target Bonus if termination occurred during your first year of employment) (ii) and the immediate vesting of that portion of the foregoing Andrx stock options and restricted stock awards that would have vested in the next 36 months.

                                    For the foregoing purposes, (i) a change of control shall be deemed to have occurred if there occurs a "change of control" as defined in Rule 12 b-2 promulgated under the Securities Exchange Act of 1934; (ii) "cause" shall mean (a) the commission of a criminal act by you, gross negligence, gross malfeasance, gross misfeasance, or gross misconduct by you in the performance of your job, (b) actions by you which cause Andrx`s reputation or image to materially suffer,
                                    (c) a breach by you of your Confidentiality and Non-Competition agreement, and (d) other events or matters relating to your job performance or conduct that would ordinarily cause an employer to seriously consider the termination of an employee's employment;
                                    (iii) "good reason" shall mean any decrease in your salary without "cause" or any material change in your job responsibilities without "cause."

(9)      Relocation:                Upon presentation of appropriate
                                    substantiating documentation, Andrx shall reimburse you for relocation expenses and temporary living expenses, (including any tax gross ups), which you reasonably incur while (i) maintaining a temporary residence after you report for work for up to four months, (ii) closing costs related to the sale of your home in New York or the UK and the purchase of a home in Florida, (iii) moving expenses from New York or UK and (iv)
                                    "gross up" of any amounts paid to you for relocation which are taxable to you. In the event you resign without good reason before completing one full year of employment by Andrx, you shall be required to repay 100% of the reimbursed relocation expenses to Andrx. Such amount shall be reduced to 66.66% if you thereafter resign before completing two full years of employment and shall be further reduced to 33.33% if you thereafter resign before completing three full years of employment. Although you are free to choose any moving company you like, we suggest you ask Allied Van Lines, with whom we have a corporate discount program, for a quote.


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Mr. Ian J. Watkins
March 12, 2003
Page 3



(10)     Benefits:                  Andrx maintains a 401(k) plan and makes a
                                    matching contribution of 50% of the amount you contribute to the plan, up to 5% of your annual compensation and applicable laws.
                                    Andrx also maintains group medical (HMO or POS), dental and life insurance plans for all of its full-time employees and their families. As a member of our professional team, you and your family will be entitled to immediately participate (beginning the first day of the month after you begin work) in our medical insurance plan. These and other benefits you will receive as an Andrx employee are described in the enclosed materials.

(11)     Other Benefits:            The Company will provide you with annual
                                    membership in the local country club.
                                    However, you will be responsible for
                                    non-business related expenses which you
                                    occur.

(12)     Vacation:                  You will be entitled to four weeks of
                                    vacation per year

(13)     Report Date:               As soon as possible

         The Company does not have a tax/ financial planning program for senior executives at this time. However, we are most interested in establishing such a benefit. Should you agree to join us, we would ask you to develop such a program and other executive benefit programs for the Company. While we cannot guarantee the Board will approve your suggestions, we know they are amenable to discussing these types of programs.

         This offer of employment assumes that your employment by Andrx and the performance of your duties will not violate the terms of any non-compete or other agreements to which you are a party and such assumption is a condition of your employment. Moreover, as your position will give you access to information which Andrx keeps confidential, your execution of our standard Confidentiality and Non-Competition Agreement will also be a condition of your employment.

         I am sure that you will find the environment here at Andrx both stimulating and rewarding and we look forward to your joining us. Should you have any questions, please feel free to call Ron Norris or me.



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Mr. Ian J. Watkins
March 12, 2003
Page 4


         Please signify your acceptance of this offer by signing a copy of this letter where indicated below and returning that copy to me by either fax (at 954-585-1888) or by mail.

                                                      Sincerely,



                                                      Richard J. Lane
                                                      Chief Executive Officer

AGREED TO AND ACCEPTED ON
THIS _ DAY OF ________, 2003



------------------------------
Ian J. Watkins



CC: Ron Norris